EXHIBIT 99.A
News
For Immediate Release


El Paso Corporation Sells Interest in Texas Power Plant

HOUSTON, TEXAS, APRIL 21, 2004-El Paso Corporation (NYSE:EP) announced today that it has agreed to sell its interest in a domestic merchant power plant to FPL Energy, LLC for approximately $72 million. In the transaction, affiliates of El Paso will sell their 50-percent interest in Bastrop Energy Partners L.P., which owns and operates a 540-megawatt natural gas-fired merchant power plant located in Bastrop, Texas.

This sale supports El Paso's long-range plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. El Paso had targeted asset sales within the range of $3.3 billion to $3.9 billion by the end of 2005, and to date, the company has announced or closed approximately $3.4 billion of asset sales. El Paso anticipates taking an estimated $48-million asset impairment charge associated with this transaction.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent
natural   gas   producers.   For  more  information,   visit
www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341